FOR IMMEDIATE RELEASE


                         GREAT LAKES CARBON CORPORATION
                     TO BE ACQUIRED BY COMPANY ORGANIZED BY
                          AMERICAN INDUSTRIAL PARTNERS


                  New York, New York; April 22, 1998: Great Lakes Carbon Corporation announced today that it has entered into an agreement with an affiliate of American Industrial Partners providing for the acquisition (by merger) of Great Lakes Carbon by a company organized by American Industrial Partners. The transaction is subject to customary conditions, including as to financing.

                  In connection with the transaction, and subject to the conditions thereto, Great Lakes Carbon intends to commence a tender offer and consent solicitation to acquire any and all of Great Lakes Carbon's outstanding 10% Senior Secured Notes due 2006 and to effect amendments to the related indenture and collateral documents in connection with the merger and, upon the closing, to make a deposit in connection with the covenant defeasance of any Notes not acquired in the tender offer.

                  Great Lakes Carbon is the largest producer of calcined petroleum coke in the world with plants in Texas, Oklahoma and Argentina. American Industrial Partners is a private investment partnership which makes equity investments in public and privately held companies located principally in the United States.



Contact:  J. Willson Ropp
          (212) 527-3002